SUBSIDIARIES OF CARLYLE INDUSTRIES, INC.

 SUBSIDIARY                                              PLACE OF INCORPORATION

 Blumenthal Lansing Company                                     Delaware

 Carlyle Manufacturing Company, Inc.                           Connecticut

 Westwater Industries, Inc.                                     Delaware

 Button Fashion B.V.                                           Netherlands

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